Exhibit (a)(1)(v)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ERIE FAMILY LIFE INSURANCE COMPANY
at
$32.00 NET PER SHARE IN CASH
by
ERIE ACQUISITION INC.
which is wholly owned by
ERIE INDEMNITY COMPANY and ERIE INSURANCE EXCHANGE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 24, 2006 (“EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.
April 27, 2006
To Our Clients:
     Enclosed for your consideration are the Offer to Purchase, dated April 27, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which terms and conditions contained therein, as amended or supplemented, collectively constitute the “Offer”) in connection with the offer by Erie Acquisition Inc., a Pennsylvania corporation (the “Purchaser”) to purchase all outstanding shares of Common Stock, par value 0.40 per share (the “Shares”), of Erie Family Life Insurance Company, a Pennsylvania corporation (“EFL”), at $32.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.
     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
     Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:
     1. The tender price is $32.00 per Share, net to the seller in cash without interest.
     2. The Offer is being made for all outstanding Shares not owned by Erie Indemnity Company or Erie Insurance Exchange.
     3. The Offer is being made without the prior approval of EFL’s Board of Directors.
     4. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Wednesday, May 24, 2006, unless the Offer is extended.
     5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn not less than a majority of the Shares owned by EFL shareholders other than Erie Indemnity Company, Erie Insurance Exchange, the executive officers and directors of Erie Indemnity Company and the Erie Insurance Group Pension Plan for Employees. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See The Tender Offer—Sections 1 (“Terms of the Offer”) and 11 (“Certain Conditions of the Offer”) in the Offer to Purchase.

     6. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to American Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.
     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
     The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ERIE FAMILY LIFE INSURANCE COMPANY
     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 27, 2006, and the related Letter of Transmittal in connection with the offer by Erie Acquisition Inc., a Pennsylvania corporation (the “Purchaser”), to purchase all outstanding shares of common stock, par value $0.40 per share (the “Shares”), of Erie Family Life Insurance Company, a Pennsylvania corporation (“EFL”), at $32.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 27, 2006 and the related Letter of Transmittal (which terms and conditions, as amended or supplemented, collectively constitute the “Offer”).
     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:		SIGN HERE

Number of Shares to be Tendered:

Shares*

Signature(s)
Name:

(Please Type or Print)

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.